EXHIBIT 99.1

NEWS RELEASE CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES HOLDS ANNUAL MEETING OF STOCKHOLDERS

PLEASANTON, Calif., March 16, 2015 – At its annual meeting held on Monday, March 16, 2015 in Pleasanton, California, the stockholders of The Cooper Companies, Inc. (NYSE:COO) elected eight directors and ratified the appointment of KPMG LLP as the Company’s auditors for fiscal 2015. Stockholders also approved, on an advisory basis, the Company’s compensation practices for its executive officers.

BOARD OF DIRECTORS

Cooper’s stockholders elected the following as members of the board of directors: A. Thomas Bender, chairman of the board of the Company; Allan E. Rubenstein, M.D., vice-chairman of the board and lead director of the Company; Michael H. Kalkstein; Jody S. Lindell; Gary S. Petersmeyer; Steven Rosenberg; Robert S. Weiss, president and chief executive officer of the Company; and Stanley Zinberg, M.D.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has close to 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

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